Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-02374, 333-34766, 333-104551 and 333-133896) of Stewart Enterprises, Inc. of our report dated January 15, 2007 except for notes 2(v) and 12 for which the date is June 20, 2007, relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K. We also consent to the incorporation by reference of our report dated January 15, 2007, except for notes 2(v) and 12 for which the date is June 20, 2007, relating to the financial statement schedule, which appears in this Current Report on Form 8-K.
PricewaterhouseCoopers LLP
New Orleans, Louisiana
June 20, 2007

1